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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2004
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant's telephone number, including area code)

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

        On April 30, 2004, White Mountains Insurance Group, Ltd. issued a press release announcing its results for the three months ended March 31, 2004. The press release furnished herewith is attached as Exhibit 99.1 to this Form 8-K. Certain information included in the press release constitutes non-GAAP financial measures (as defined in Regulation G of the Securities and Exchange Commission). Specifically, non-GAAP financial measures disclosed in the press release are the discussion and presentation of fully converted tangible book value per common share and investment portfolio return.

        White Mountains' management believes that the growth in fully converted tangible book value per common share represents a measure of value created at the Company over time which is more relevant than traditional GAAP measurements. Book value per share is derived by dividing the Company's total GAAP shareholders' equity as of a given date by the number of common shares outstanding as of that date, including the dilutive effects of outstanding options and warrants to acquire common shares, as well as the unamortized accretion of preferred stock. Fully converted tangible book value per share is derived by expanding the book value per share calculation to include (i) the effects of assumed conversion of all convertible securities and (ii) any remaining unamortized goodwill or deferred credits as of the applicable date. A separate schedule is included in Exhibit 99.1 to this Form 8-K which details the calculation of the Company's fully converted tangible book value per common share.

        During the first quarter of 2004, White Mountains sold 4.5 million common shares of Montpelier Re and purchased 2.4 million warrants to buy common shares of Montpelier Re in the future. The net effect was to reduce our fully diluted ownership to 18%. Based on this ownership level and a reduced number of White Mountains representatives on the Montpelier Re board, the Company changed the method of accounting for its investment in Montpelier Re from the equity method to the fair value method. As a result of this change in accounting method, the return on the Montpelier Re investment is now included in the GAAP total return. For comparative purposes to previously presented information, the total return excluding Montpelier Re is also disclosed.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
DATED: April 30, 2004	By:	/s/ J. BRIAN PALMER J. Brian Palmer Chief Accounting Officer

EXHIBIT INDEX

99.1	Press Release of White Mountains Insurance Group, Ltd. dated April 30, 2004.

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  ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
SIGNATURES
EXHIBIT INDEX